Exhibit 99.1

Lpath to Present at the 2013 JMP Healthcare Conference on July 9

SAN DIEGO, July 3, 2013: Lpath, Inc. (NASDAQ: LPTN), the industry leader in bioactive-lipid-targeted therapeutics, today announced that it will participate in the JMP Securities Healthcare Conference in New York, taking place July 9-10, 2013.  President and Chief Executive Officer Scott R. Pancoast will give his presentation on Tuesday, July 9, 2013 at 2:30 p.m. EDT (11:30 a.m. PDT). He will discuss the company’s pathway to regulatory approval and commercialization of its novel therapeutics, including its anti-S1P antibody iSONEPTM which, in partnership with Pfizer, is being studied in the Phase 2 Nexus Study as a potential treatment for wet AMD.

The presentation will be webcast live and available for replay for 30 days on the Lpath, Inc. corporate website under the “calendar of events” page.  To access the live webcast through the internet, log onto the Lpath, Inc. “calendar of events” page at http://phx.corporate-ir.net/phoenix.zhtml?c=197881&p=irol-calendar at least 15 minutes prior to the presentation to download and install any necessary software.

About Lpath

San Diego-based Lpath, Inc. (NASDAQ: LPTN), an antibody-platform company, is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, two of which—iSONEP™ for wet AMD and ASONEP™ for cancer—are currently being investigated in Phase 2 trials. The third candidate is an anti-LPA antibody that holds promise in neuropathic pain and neurotrauma. Lpath entered into an agreement with Pfizer (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. For more information, visit www.Lpath.com.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Westwicke Partners
President & CEO	Stefan Loren Ph.D., Managing Director
858-926-3200	858-356-5930
spancoast@Lpath.com	sloren@westwicke.com